Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-173317), Form S-3 (File No. 333-171957, 333-156941) and Form S-8 (File No. 333-171954, 333-150268) of ZBB Energy Corporation of our report dated September 8, 2011, relating to the consolidated financial statements, which includes an explanatory paragraph relating to ZBB Energy Corporation's ability to continue as a going concern and appears on page 40 of this Annual Report on Form 10-K for the year ended June 30, 2011.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
September 8, 2011